Exhibit 10.3

HAWKER BEECHCRAFT, INC.

2008 EMPLOYEE EQUITY INVESTMENT PLAN

EMPLOYEE SUBSCRIPTION AGREEMENT

AGREEMENT dated as of ******* **, 2008 by and between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and (****) the “Subscriber”).

Section 1. Agreement to Sell and Purchase Securities. Subscriber agrees to purchase the number of shares of the common stock, par value $0.01 per share, of the Company (“Common Stock”), at a purchase price of $**.** per share as are set forth on the signature page hereto pursuant to the Hawker Beechcraft, Inc. 2008 Employee Equity Investment Plan (the “Plan”). The shares of Common Stock subscribed for hereunder are referred to herein as “Shares.”

Section 2. Closing. The delivery of the Shares to the Subscriber, and/or book entry of Subscriber’s holdings shall take place at a closing (the “Closing”) on ********* **, 2008 or at such other date as the Company and the Subscriber may agree in writing. The Company retains the right, in its sole discretion, to hold share certificates relating to the Shares in its possession. The Subscriber shall pay for the Shares by check or by such other form of payment acceptable to the Company within the time period provided in the applicable purchase policy and procedure relating to the Shares. The time and date at and upon which the Closing occurs is herein called the “Closing Date.”

Section 3. Representations and Warranties of Subscriber. The Subscriber represents, warrants and agrees that:

(a) The Subscriber is acquiring the Shares to be acquired by him hereunder for his own account, for investment and not with a view to the sale or distribution thereof, nor with any present intention of distributing or selling the same. Except as expressly provided in the Amended and Restated Shareholders Agreement, dated May 3, 2007 by and between the Company and the other parties who are or become signatories thereto (the “Shareholders Agreement”), the Subscriber will have no right to Transfer (as defined below) the Shares and must bear the economic risk of the Subscriber’s investment for an indefinite period of time. The Shares have not been registered under the U.S. Securities Act of 1933, as amended, and, therefore, there is not now and there may never be any public market for the Shares. For the purposes of this Agreement, “Transfer” shall mean any sale, transfer, assignment, exchange, grant of a participation in, gift, hypothecation, encumbrance, pledge or other disposition by testamentary bequest, inter vivos transfer or otherwise, whether direct or indirect.

(b) The Subscriber has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares and has had full access to such other information concerning the Company as he has requested.

(c) The Subscriber understands and acknowledges that (i) he is being issued the Shares as part of his compensation for services to the Company and its subsidiaries, and (ii) he would not be issued the Shares if he were not an employee of the Company or one of its subsidiaries. The Subscriber hereby acknowledges the receipt of the Plan and the Shareholders Agreement.

(d) The Subscriber hereby acknowledges that the Company reserves the right to limit the number of Shares employees may purchase to ensure that the aggregate sales price of Shares sold in the United States under the Plan and any other employee benefit plan with which the Plan is integrated does not exceed US $5,000,000 in any consecutive twelve-month period.

(e) The Subscriber hereby acknowledges that any investment gain attributable to ownership of the Shares will not be taken into consideration for any compensation purpose.

Section 4. Transfer Provisions. The Subscriber and Company agree that the Subscriber is entitled to certain tag along rights, is or may be subject to certain obligations to Transfer his Shares under certain circumstances and is subject to certain restrictions on his ability to Transfer his Shares, as described in the Shareholders Agreement.

Section 5. Choice of Law. The corporate law of the state of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of new York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 6. Assignment; Binding Effect; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Subscriber (whether by operation of law or otherwise) without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Each of the Company’s subsidiaries and affiliates is a third party beneficiary under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement (other than as set forth in the preceding sentence), express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7. Entire Agreement. This Agreement, the Plan and the Shareholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.

Section 8. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9. Shareholders Agreement. The Subscriber agrees that, as a condition to the purchase of the Shares hereunder, the Subscriber shall have become a party to the Shareholders Agreement.

Section 10. Accredited Investor Status Representation of Subscriber. Please check the box next to any of the following statements that apply:

☐	Your individual net worth, or joint net worth with your spouse, as of the date hereof, exceeds $1,000,000;

☐	You had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of those years, and have a reasonable expectation of reaching the same income level in the current year; or

☐	None of the statements above apply.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

Address for Notices:

Hawker Beechcraft, Inc.
10511 East Central Avenue
Wichita, KS 67206
Attention: General Counsel

SUBSCRIBER

Name:

Number of Shares:

Subscriber’s Address For Notices:

Subscriber’s Taxpayer I.D. No:

Country of Residence:

U.S. State of Residence (if applicable):

Signature page to Subscription Agreement